Exhibit No. 10.31

Armstrong World Industries, Inc.’s Nonqualified Deferred Compensation Plan

Effective January 1, 2005, Armstrong closed its defined benefit pension plan, the Retirement Income Plan, to newly hired salaried employees. These new hires will participate in a 401(k) plan with an enhanced company match. Existing salaried employees will be given a choice to continue their participation in the pension plan or elect to participate in the 401(k) plan with the enhanced company match starting July 1, 2005. In order to provide a competitive retirement benefit to those salaried employees who do not participate in the pension plan and who are subject to the annual limit on before-tax contributions to the 401(k) plan, Armstrong’s Management Development and Compensation Committee has authorized the establishment of an unfunded, nonqualified deferred compensation plan. This plan will allow higher paid participants in the 401(k) plan with the enhanced company match to defer receipt of up to 8% of their eligible compensation above a specified pay level ($175,000 for 2005) and receive credit for the corresponding company matching contribution. With respect to these participants, the plan will also provide credit for the company match related to Armstrong contributions to the Bonus Replacement Retirement Plan to the extent the participant made a bonus deferral election.

The plan will provide for retirement supplement credits for designated employees as authorized by the Retirement Committee of Armstrong World Industries. This provision may be used for mid-career executive hires in order to provide a competitive retirement benefit.

The plan document will be adopted at a later date.